Costco Adds Phexxi® to Member Prescription Program

SAN DIEGO, CA, January 10, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFM) today announced that Phexxi® (lactic acid, citric acid, potassium bitartrate) has been added to the Costco Member Prescription Program, giving millions of additional women access to this innovative hormone-free contraceptive.
“We are pleased to partner with Costco, the largest warehouse club and third-largest retailer in America, to expand Phexxi’s footprint in the cash space,” said Saundra Pelletier, Chief Executive Officer of Evofem. “This program enables Costco members with no insurance or whose plans have denied coverage to fill their Phexxi prescriptions at a reduced cost.”
The Costco Member Prescription Program is a prescription drug discount card program that provides eligible Costco members and their eligible dependents the ability to obtain lower prices on Phexxi and other participating drugs at participating pharmacies.
Costco members who are uninsured and want to pay cash for their Phexxi prescription, or who have been denied coverage by their insurer, may use this program to fill their Phexxi prescriptions for less than the typical cash pay cost.
The pricing available through the discount card applies at their local Costco pharmacies, Costco mail order and thousands of participating neighborhood pharmacies.
About Evofem
Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.
Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, without limitation statements regarding the impact of or expectations relating to the availability of Phexxi through Costco. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, including market and other conditions, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on January 6, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact
Amy Raskopf
SVP, Investor Relations
araskopf@evofem.com
(917) 673-5775

Media Contact
media@evofem.com
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